Filed Pursuant to Rule 424(b)(3)
Registration No. 333-132616

Supplement No. 3, dated September 14, 2007
to Prospectus Supplement, dated July 11, 2007,
to Prospectus dated August 21, 2006

The following information supplements and amends the prospectus, dated August 21, 2006, as supplemented by the Prospectus Supplement, dated July 11, 2007, of ProLogis relating to the offer and sale from time to time by the selling securitiyholders named therein of ProLogis’ 2.25% Convertible Senior Notes due 2037 and ProLogis’ common shares of beneficial interest which may be issued upon conversion of the notes. This supplement should be read in conjunction with the Prospectus Supplement, dated July 11, 2007, and the Prospectus, dated August 21, 2006.

In order to update the information contained in the section entitled “Selling Securityholders”, the following information, which was provided to ProLogis on or prior to July 25, 2007, is added to that section in the Prospectus Supplement, dated July 11, 2007:

				Other ProLogis
				Common
				Shares Owned
			Number of	Before the
			ProLogis	Offering and	Percentage of
	Aggregate Principal		Common	Assumed to be	ProLogis
	Amounts of Notes	Percentage of	Shares	Owned	Common
	Beneficially Owned	Notes	That May be	Following	Shares
Name	That May be Sold	Outstanding(1)	Sold	the Offering	Outstanding(2)
	(In dollars)

Medical Liability — Convertible Mutual Insurance Co.(3)	12,500,000	1.0	163,220	—	—
Princeton Medical Mutual Insurance Co.(4)	2,250,000	—	29,379	—	—
Brookline Avenue Master Fund, L.P.(5)	4,500,000	—	58,759	—	—
J-Invest Ltd.	2,850,000	—	37,214	—	—
JABCAP Multi Strategy Master Fund Ltd.	12,150,000	—	158,649	—	—
Kamunting Street Master Fund, Ltd.(6)	15,000,000	1.2	195,864	—	—
Double Black Diamond Offshore LDC(7)	8,337,000	—	108,861	—	—
Black Diamond Convertible Offshore LDC(8)	3,125,000	—	40,805	—	—
Black Diamond Offshore Ltd.(9)	1,038,000	—	13,553	—	—
CASAM Context Offshore Advantage Fund Limited(10)	2,250,000	—	29,379	—	—
Alexandra Global Master Fund LTD.(11)	10,000,000	—	130,576	—	—
Credit Suisse International LLC	15,000,000	1.2	195,864	—	—
Froley Revy Alternative Strategies	500,000	—	6,528	—	—
Plexus Fund Limited	10,000,000	—	130,576	—	—
Admiral Flagship Master Fund Ltd.	10,000,000	—	130,576	—	—
Additional Selling Securityholders(12)	88,214,000	7.06	1,151,863	—	—

(1)	Unless otherwise noted, none of these selling securityholders beneficially owns 1% or more of the outstanding notes.

(2)	Calculated based on Rule 13d-3 of the Exchange Act using 256,879,781 ProLogis common shares outstanding as of July 1, 2007. In calculating these percentages for each holder of notes, we also treated as outstanding that number of ProLogis common shares issuable upon conversion of that holder’s notes. However, we did not assume the conversion of any other holder’s notes. Based on the foregoing, unless otherwise noted, none of these selling securityholders would beneficially own 1% or more of the outstanding ProLogis common shares following the sale of securities hereunder.

(3)	Includes $8,875,000 principal amount of notes and 115,886 ProLogis common shares previously listed with respect to Medical Liability — Convertible Mutual Insurance Co. in the Prospectus Supplement, dated July 11, 2007, as supplemented.

(4)	Includes $1,625,000 principal amount of notes and 21,218 ProLogis common shares previously listed with respect to Princeton Medical Mutual Insurance Co. in the Prospectus Supplement, dated July 11, 2007, as supplemented.

(5)	Includes $2,000,000 principal amount of notes and 26,115 ProLogis common shares previously listed with respect to Brookline Avenue Master Fund, L.P. in the Prospectus Supplement, dated July 11, 2007, as supplemented.

(6)	Includes $10,000,000 principal amount of notes and 130,576 ProLogis common shares previously listed with respect to Kamunting Street Master Fund, Ltd. in the Prospectus Supplement, dated July 11, 2007, as supplemented.

(7)	Includes $6,669,000 principal amount of notes and 87,081 ProLogis common shares previously listed with respect to Double Black Diamond Offshore LDC in the Prospectus Supplement, dated July 11, 2007, as supplemented.

(8)	Includes $2,500,000 principal amount of notes and 32,644 ProLogis common shares previously listed with respect to Black Diamond Convertible Offshore LDC in the Prospectus Supplement, dated July 11, 2007, as supplemented.

(9)	Includes $831,000 principal amount of notes and 10,850 ProLogis common shares previously listed with respect to Black Diamond Offshore Ltd. in the Prospectus Supplement, dated July 11, 2007, as supplemented.

(10)	Includes $2,050,000 principal amount of notes and 26,768 ProLogis common shares previously listed with respect to CASAM Context Offshore Advantage Fund Limited in the Prospectus Supplement, dated July 11, 2007, as supplemented.

(11)	Includes $5,000,000 principal amount of notes and 65,288 ProLogis common shares previously listed with respect to Alexandra Global Master Fund LTD. in the Prospectus Supplement, dated July 11, 2007, as supplemented.

(12)	As of the date of this Supplement. Additional selling securityholders will be named pursuant to a supplement to the Prospectus Supplement, dated July 11, 2007, with respect to $88,214,000 principal amount of notes and 1,151,863 ProLogis common shares upon our receipt of a questionnaire from the relevant selling securityholder with respect to any such note.